Exhibit 10.10

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 25, 2011 among SILICON VALLEY BANK, a California banking corporation (“Bank”), FORCE10 NETWORKS, INC., formerly known as Turin Networks, Inc., a Delaware corporation (“Parent”), and FORCE10 NETWORKS GLOBAL, INC., formerly known as Titan1 Acquisition Corp., a Delaware corporation (“Titan1”, together with Parent, collectively, jointly and severally, “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

WHEREAS, Parent, Carrier Access Corporation, a Delaware corporation, and Bank previously entered into an Amended and Restated Loan and Security Agreement, dated as of March 26, 2008, as amended by that certain First Loan Modification Agreement, dated as of June 17, 2008, that certain Second Loan Modification Agreement, dated as of July 1, 2008, that certain Third Loan Modification Agreement, dated as of August 21, 2008, and that certain Fourth Loan Modification Agreement, dated as of March 26, 2009 (such agreement as amended up to but not including the date hereof, the “Original Loan Agreement”), pursuant to which Bank made loans to Parent and CAC.

WHEREAS, Borrower, CAC and Bank previously entered into a Second Amended and Restated Loan and Security Agreement, dated as of June 26, 2009, as amended by that certain Amendment No. 1 to Second Amended and Restated Loan and Security Agreement, dated as of June 22, 2010, that certain Amendment No. 2 to Second Amended and Restated Loan and Security Agreement, dated as of September 30, 2010, that certain Amendment No. 3 to Second Amended and Restated Loan Agreement, dated as of November 18, 2010, and that certain Amendment No. 4 to Second Amended and Restated Loan Agreement, dated as of December 28, 2010 (such agreement as amended up to but not including the date hereof, the “Second Loan Agreement”). The Second Loan Agreement amended and restated the Original Loan Agreement in its entirety.

WHEREAS, CAC is no longer a Borrower under the Second Loan Agreement as it was dissolved effective December 6, 2010.

WHEREAS, Borrower has requested that Bank (i) provide financing to Borrower, and (ii) make certain changes to the Second Loan Agreement, and Bank has agreed with such requests in accordance with the terms and conditions of this Agreement.

WHEREAS, Borrower and Bank intend by this Agreement to amend and restate the Second Loan Agreement in its entirety. Without limiting the generality of the foregoing, the parties hereto intend that this Agreement (i) shall evidence Borrower’s indebtedness under the Second Loan Agreement, (ii) shall reaffirm the grant by Borrower of the Liens in the Collateral, (iii) is entered into in substitution for, and not in payment of, the indebtedness of Borrower under the Second Loan Agreement, and (iv) shall not constitute a novation of Borrower’s indebtedness which was evidenced by the Second Loan Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, Borrower and Bank hereby agree to amend and restate the Second Loan Agreement as follows.

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP unless otherwise indicated in this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and to the deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein; provided that Advances made in reliance on the Nonformula Amount (the “Nonformula Advances”) may only be made during the last nine (9) Business Days of each quarter, commencing with the quarter ending June 30, 2009, and during the last two (2) Business Days of November 2010; provided further that (x) Borrower shall repay any and all Nonformula Advances on or before the tenth (10th) Business Day after the applicable date of advance, except for any and all Nonformula Advances made at the end of November 2010, which Nonformula Advances shall be repaid on or before the third (3rd) Business Day after the applicable date of advance, and (y) Borrower shall pay a minimum of five (5) Business Days’ interest on each and every Nonformula Advance, regardless of whether Borrower repays such Nonformula Advance prior to the fifth (5th) Business Day following the date of advance.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. The aggregate amount available to be used for the issuance of Letters of Credit may not exceed (i) the lesser of (A) $5,000,000 or (B) the Availability Amount. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to Five Hundred Thousand Dollars ($500,000) (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4 Cash Management Services Sublimit. As part of the Revolving Line, Borrower may use up to the lesser of (i) $5,000,000 or (ii) the Availability Amount, for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5 Term Loan B.

(a) Bank previously made the Term Loan B to Parent pursuant to the Original Loan Agreement. The aggregate principal amount outstanding under the Term Loan B as of the date of this Agreement is $555,555.84. The terms and conditions of the Original Loan Agreement relating to the Term Loan B shall continue to apply to the Term Loan B. In case of conflict, the terms of this Agreement apply.

(b) Subject to Section 2.3(b), Borrower shall repay the Term Loan B in equal monthly installments of principal (each, a “Term Loan B Payment”), each in an amount equal to $138,888.89 plus interest thereon, commencing on the last day of the month following the draw thereof. On the Term Loan B Maturity Date Borrower shall pay the entire unpaid principal balance of the Term Loan B plus all accrued but unpaid interest thereon.

(c) Prepayment Premium. If Borrower prepays, for any reason, all or any part of the principal balance of Term Loan B on or prior to the Term Loan B Maturity Date, Borrower shall pay to Bank (in addition to any other fees or payments required under this Agreement) a prepayment premium equal to 2.00% of the amount so prepaid.

2.1.6 Term Loan C.

(a) Bank previously made the Term Loan C to Parent pursuant to the Second Loan Agreement. The aggregate principal amount outstanding under the Term Loan C as of the date of this Agreement is $2,361,111.09.

(b) Subject to Section 2.3(b), Borrower shall repay the Term Loan C in equal monthly installments of principal (each, a “Term Loan C Payment”), each in an amount equal to $138,888.89 plus interest thereon, commencing on the last day of the month following the draw thereof. On the Term Loan C Maturity Date Borrower shall pay the entire unpaid principal balance of the Term Loan C plus all accrued but unpaid interest thereon.

(c) Prepayment Premium. If Borrower prepays, for any reason, all or any part of the principal balance of Term Loan C on or prior to the Term Loan C Maturity Date, Borrower shall pay to Bank (in addition to any other fees or payments required under this Agreement) a prepayment premium equal to 2.00% of the amount so prepaid.

2.1.7 Term Loan D.

(a) Availability. Bank previously made the Term Loan D to Parent pursuant to the Amendment 1 to Second Loan Agreement. The aggregate principal amount outstanding under the Term Loan D as of the date of this Agreement is $5,000,000.

(b) Subject to Section 2.3(b), Borrower shall repay the Term Loan D in (i) thirty-six (36) equal monthly installments of principal (the “Term Loan D Payment”), plus (ii) accrued interest in accordance with Section 2.3(a)(iv). Beginning July 31, 2011, each Term Loan D Payment shall be payable on the last day of each month. Borrower’s final Term Loan D Payment, due on the Term Loan D Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan D. Once repaid, the Term Loan D may not be reborrowed.

(c) Final Payment. On the earlier of (i) the date of the final Term Loan D Payment, (ii) Borrower’s prepayment in full of the Term Loan D, and (iii) the termination or acceleration of any Term Loan D, Borrower shall pay Bank (in addition to any other fees or payments required under this Agreement) the Final Payment Fee with respect to Term Loan D.

2.1.8 Term Loan E.

(a) Availability. Bank previously made the Term Loan E to Parent pursuant to the Amendment 2 to Second Loan Agreement. The aggregate principal amount outstanding under the Term Loan E as of the date of this Agreement is $5,000,000.

(b) Interest; Repayment. Borrower shall repay the Term Loan E in (i) thirty-six (36) equal monthly installments of principal (each, a “Term Loan E Payment”), plus (ii) accrued interest in accordance with Section 2.3(a)(v). Beginning July 31, 2011, each Term Loan E Payment shall be payable on the last day of each month. Borrower’s final Term Loan E Payment, due on the Term Loan E Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan E. Once repaid, the Term Loan E may not be reborrowed.

(c) Final Payment. On the earlier of (i) the date of the final Term Loan E Payment, (ii) Borrower’s prepayment in full of Term Loan E, and (iii) the termination or acceleration of Term Loan E, Borrower shall pay Bank (in addition to any other fees or payments required under this Agreement) the Final Payment Fee with respect to Term Loan E.

2.1.9 Prepayment. Except as provided in Sections 2.1.5(c) and 2.1.6(d), Borrower may prepay the Term Loan B, the Term Loan C, any Term Loan D, or the Term Loan E in whole or in part at any time without premium or penalty. Partial prepayments of the Term Loan B, the Term Loan C, any Term Loan D, or the Term Loan E shall be applied toward principal payments owing under this Section 2 in inverse order of maturity. Nothing in this Section 2.1.9 shall affect any prepayment premium due with respect to any prepayment of the Term Loan B or Term Loan C or the Final Payment Fee due with respect to any Term Loan D or the Term Loan E.

2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services but not including the Nonformula Advances), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount (such sum being an “Overadvance”) exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), Advances accrue interest at the greater of (a) five percent (5.0%) and (b) the Prime Rate in effect from time to time, plus the applicable margin as set forth in the table below:

Condition	Applicable Margin
Above Asset-Based Threshold	150 basis points
Below Asset-Based Threshold	350 basis points

(ii) Term Loan B. Subject to Section 2.3(b) of this Agreement, the Term Loan B accrues interest at the Prime Rate in effect from time to time, plus two percent (2.0%) per annum.

(iii) Term Loan C. Subject to Section 2.3(b), the Term Loan C accrues interest at the greater of (a) six percent (6.0%) per annum, and (b) the Prime Rate in effect from time to time, plus two percent (2.0%) per annum.

(iv) Term Loan D. Subject to Section 2.3(b), the principal amount outstanding under each Term Loan D shall accrue interest from the date when made, continued or converted until paid in full at a floating per annum rate equal to (i) for Prime Rate Loans, the Prime Rate plus 200 basis points, and (ii) for LIBOR Loans, the LIBOR Rate plus 550 basis points. On and after the expiration of any Interest Period applicable to any Term Loan D that is a LIBOR Loan outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the effective amount of such Term Loan D shall, during the continuance of such Event of Default or after acceleration, bear interest at the rate applicable to a Term Loan D that is a Prime Rate Loan plus the Default Rate. Pursuant to the terms hereof, interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Term Loan D pursuant to this Agreement for the portion of any Term Loan D so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Term Loan D shall be due and payable on the Term Loan D Maturity Date.

(v) Term Loan E. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan E shall accrue interest from the date when made, continued or converted until paid in full at a floating per annum rate equal to (i) for Prime Rate Loans, the Prime Rate plus 200 basis points, and (ii) for LIBOR Loans, the LIBOR Rate plus 550 basis points. On and after the expiration of any Interest Period applicable to a Term Loan E that is a LIBOR Loan outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the effective amount of such Term Loan E shall, during the continuance of such Event of Default or after acceleration, bear interest at the rate applicable to a Term Loan E that is a Prime Rate Loan plus the Default Rate. Pursuant to the terms hereof, interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of the Term Loan E pursuant to this Agreement for the portion of any Term Loan E so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Term Loan E shall be due and payable on the Term Loan E Maturity Date.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f) Payment; Interest Computation; Float Charge. Interest on the Advances is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. Whenever Borrower is below the Asset-Based Threshold and any Loans or Advances are outstanding, all payments received shall be subject to a “float” charge in an amount equal to one (1) Business Day’s interest, at the interest rate applicable to the Loans or Advances. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

(g) LIBOR Loans. The interest rate applicable to each LIBOR Loan shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Loan, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Loan.

2.4 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, nonrefundable commitment fee for the Advance in the amount of $125,000 per year, due and payable in advance on June 26, 2011 and June 26, 2012.

(b) Unused Revolving Line Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to 0.50% per annum of the average unused portion of the Revolving Line. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding plus the sum of the aggregate amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

(c) Audit Fee. Bank’s customary fees for audits (currently $850 per day per person), plus all out-of-pocket expenses;

(d) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of one and one-quarter percent (1.25%) per annum of the face amount of each Letter of Credit issued, payable in advance upon the issuance, each anniversary of the issuance, and the renewal, if any, of such Letter of Credit by Bank; and

(e) Collateral Handling Fee. A monthly Collateral handling fee in the amount of $500, due and payable on the last day of each month, if Borrower is below the Asset-Based Threshold at any time while any Obligations are outstanding.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower, as applicable, shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to this Agreement and the Loan Documents;

(b) duly executed original signatures to the Warrant and the Amended and Restated Series B Warrant;

(c) a Transaction Report, evidencing the availability of all Advances (if any) being funded;

(d) Operating Documents and a good standing certificate for each of Borrower certified by the Secretary of State (or applicable governing body) of each entity’s state of organization, as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g) the Perfection Certificates executed by each Borrower;

(h) a copy of Parent’s duly executed Investors’ Rights Agreement and any amendments thereto;

(i) evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(j) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) except as otherwise provided in Section 3.4, timely receipt of an executed Transaction Report;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Conditions Subsequent to Second Loan Agreement. Bank’s obligations to make Credit Extensions are further subject to the following, each of which was delivered to Bank prior to the Effective Date:

(a) completion by Bank of the collateral audit for Titan1;

(b) duly executed original signatures to the Control Agreements; provided that a Control Agreement for Borrower’s deposit accounts maintained at Bank of America, N.A. is not required, so long as the amount of cash on deposit in Borrower’s deposit accounts maintained at Bank of America, N.A. does not exceed $200,000 in the aggregate at any time; and

(c) original certificates representing (i) 65% of all outstanding capital stock, of any class, (or other equity interests) of Force10 International, Ltd., a company organized and existing under the laws of the Cayman Islands, (ii) 100% of all outstanding capital stock, of any class, of each domestic Subsidiary of Borrower, and (iii) 65% of all outstanding capital stock, of any class of each Material Subsidiary of Borrower, together, in each case, with related stock powers, duly executed in blank.

3.4 Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.

3.5 Procedures for Borrowing.

(a) Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2, 2.1.3 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

(b) Loans. Subject to the prior satisfaction of all other applicable conditions to the making of the Loans set forth in this Agreement, each Loan shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Loan is necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Loans, and (ii) on the requested Funding Date, in the case of Prime Rate Loans, specifying: (1) the amount of the Loan; (2) the requested Funding Date; (3) whether the Loan is to be comprised of LIBOR Loans or Prime Rate Loans; and (4) the duration of the Interest Period applicable to any such LIBOR Loans included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Loan comprised of LIBOR Loans, such Interest Period shall be one (1) month. The proceeds of all such Loans will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Loans shall be deemed made to Borrower, and no interest shall accrue on any such Loan, until the related funds have been deposited in the Designated Deposit Account.

3.6 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Loans, Borrower may, upon irrevocable written notice to Bank:

(1) elect to convert on any Business Day, Prime Rate Loans into LIBOR Loans;

(2) elect to continue on any Interest Payment Date any LIBOR Loans maturing on such Interest Payment Date; or

(3) elect to convert on any Interest Payment Date any LIBOR Loans maturing on such Interest Payment Date into Prime Rate Loans.

(b) Borrower shall deliver a Notice of Conversion/Continuation to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Loans are to be converted into or continued as LIBOR Loans; and (ii) on the Conversion Date, if any Loans are to be converted into Prime Rate Loans, in each case specifying the:

(1) proposed Conversion Date or Continuation Date;

(2) aggregate amount of the Loans to be converted or continued;

(3) nature of the proposed conversion or continuation; and

(4) duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Loans, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Prime Rate Loans.

(d) Any LIBOR Loans shall, at Bank’s option, convert into Prime Rate Loans in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Prime Rate

Loans which have been previously converted to LIBOR Loans, or the aggregate principal amount of existing LIBOR Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the maximum amount available for Loans of such type Loans under this Agreement. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Loans to Prime Rate Loans pursuant to this Section 3.6(d).

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Loans, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Loans

3.7 Special Provisions Governing LIBOR Loans. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered.

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loan, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loan on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all losses, expenses, unrealized gains and liabilities (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Loans, any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds, and, in the case of complete or partial principal payments or conversions of LIBOR Loans prior to the last day of the applicable Interest Period, any amount by which (A) the additional interest which would have been payable on the amount so prepaid or converted had it not been paid or converted until the last day of the applicable Interest Period exceeds (B) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so paid or converted and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion), if any, that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Loans due to impracticability or illegality under Sections 3.8(c) and 3.8(d)) a borrowing or a conversion to or continuation of any LIBOR Loan does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if for any reason (including voluntary or mandatory prepayment or acceleration) any complete or partial principal payment or any conversion of any of Borrower’s LIBOR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan. Bank’s determination as to such amount shall be conclusive absent manifest error. Borrower shall immediately notify Borrower’s account officer at Bank if any of the situations described in (ii) above occur.

(d) Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.8 shall be made as though Bank had actually funded each of its relevant LIBOR Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.8.

(e) LIBOR Loans After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a Loan be made or continued as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for such Loan and (ii) subject to the provisions of Section 3.7(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Loans referred to therein as Prime Rate Loans

3.8 Additional Requirements/Provisions Regarding LIBOR Loans.

(a) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Loans or any deposits referred to in the definition of LIBOR); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.8(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.8(a). Determinations and allocations by Bank for purposes of this Section 3.8(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Loans, of making or maintaining LIBOR Loans, or on amounts receivable by it in respect of LIBOR Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank as a consequence of its obligations hereunder to a level below that which Bank or any person or entity controlling Bank could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.8(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(c) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Loans, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Loans shall terminate; provided, however, LIBOR Loans shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Loans.

(d) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Loans, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Loans in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(c)(ii)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.7(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Loan or to have outstanding Loans converted into or continued as Prime Rate Loans by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4	CREATION OF SECURITY INTEREST -

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim in which the potential recovery exceeds $50,000 per claim or an aggregate of $100,000 per year, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect

Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank completed certificates each signed by Borrower, respectively, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; (c) Borrower is a Registered Organization and the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.

5.2 Capital Stock and Ownership. The Capital Stock of the Borrower and each of its Subsidiaries has been duly authorized and validly issued and is fully paid and non assessable. The Perfection Certificate correctly sets forth the ownership interest of each Borrower and each of its Subsidiaries as of the Effective Date.

5.3 Collateral.

Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of its intellectual property, except for exclusive licenses for certain OEM customers and non-exclusive licenses granted to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each Patent is valid and enforceable and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.

5.4 Accounts Receivable; Inventory.

(a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

(c) For any item of Inventory consisting of Eligible Inventory in any Transaction Report, such Inventory (i) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (ii) meets all applicable governmental standards; (iii) has been manufactured in compliance with the Fair Labor Standards Act; (iv) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; and (v) is located at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or any location permitted under Section 7.2).

5.5 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries which involve or could reasonably be expected to involve more than Five Hundred Thousand Dollars ($500,000).

5.6 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.7 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.8 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.9 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.10 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, or extensions thereof, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.11 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.12 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

6.2 Financial Statements, Reports, Certificates.

(a) Provide Bank with the following:

(i) monthly, within thirty (30) days after the end of each month, or weekly if Borrower’s Net Cash is below the Asset-Based Threshold and any Obligations are outstanding, a Transaction Report (and any schedules related thereto) in the form attached hereto as Exhibit B, signed by a Responsible Officer;

(ii) within thirty (30) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports and general ledger;

(iii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;

(iv) within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(v) within sixty (60) days after the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(vi) as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank; and

(b) In the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, provide the Bank within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.

(c) Provide prompt written notice of (i) the registration of any application filed by Borrower in the United States Patent Trademark Office for a Patent, or to register a Trademark or service mark or (ii) the registration of any Copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not previously disclosed in writing to Bank.

(d) Bank may conduct a field examination two times per year, or more frequently if a Default or Event of Default has occurred or is continuing.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes. Promptly notify Bank of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances (including any amounts used for Cash Management Services but not including any Nonformula Advances) will not exceed the lesser of either the Revolving Line or the Borrowing Base.

(c) Collection of Accounts. Direct all Accounts to a lockbox account or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement. If Borrower’s Net Cash is equal to or exceeds the Asset-Based Threshold, the lockbox will be swept nightly to Borrower’s primary operating account with Bank. If Borrower’s Net Cash is below the Asset-Based Threshold, all proceeds of the Accounts shall be applied to the Obligations pursuant to the terms of Section 9.4 hereof and when the outstanding balance on the Obligations is zero (0), the lockbox funds will be promptly transferred to Borrower’s primary operating account with Bank.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than three (3) Business Days after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $500,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.10 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records; Verification of Accounts.

(a) At reasonable times, on three (3) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

(b) Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrowers or Bank or such other name as Bank may choose. Bank or its designee may, at any time, notify Account Debtors that Bank has a security interest in the Accounts and, after the occurrence and during the continuation of an Event of Default, that payment on the Accounts is to be made directly to Bank.

6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. In an Event of Default, proceeds payable under any property policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may, upon substantially concurrent notice to Borrower, make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any reasonable and prudent action under the policies.

6.8 Operating Accounts. Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such. In addition, Borrower shall not be required to provide Bank with signed account control agreements for the deposit accounts maintained at Bank of America, N.A. so long as the aggregate amount of cash on deposit in such deposit accounts does not exceed $200,000 at any time.

6.9 Financial Covenants.

Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Liquidity. Liquidity of not less than $10,000,000.

(b) Non-GAAP Net Income Plus Depreciation. Maintain, measured as of the fiscal quarter ending March 31, 2011, Non-GAAP Net Income Plus Depreciation of at least ($8,500,000). Maintain, measured as of the end of each of the following fiscal quarters, trailing two quarter Non-GAAP Net Income Plus Depreciation of at least:

Quarterly Period Ended	Minimum Non-GAAP Net Income Plus Depreciation

June 30, 2011	($13,800,000)

September 30, 2011	($6,500,000)

December 31, 2012	$300,000

March 31, 2012	$4,000,000

June 30, 2012	$6,500,000

September 30, 2012	$9,000,000

December 31, 2012 and thereafter	To be reasonably determined by Bank in consultation with Borrower

(c) Quarterly GAAP Revenue. Maintain, measured as of the fiscal quarter ending March 31, 2011, quarterly revenue calculated in accordance with GAAP (and consistent from one period to the next) of at least $43,000,000. Maintain, measured as of the end of each of the following fiscal quarters, quarterly revenue calculated in accordance with GAAP (and consistent from one period to the next) of at least:

Quarterly Period Ended	Minimum Quarterly GAAP Revenue

June 30, 2011	$90,000,000

September 30, 2011	$96,500,000

December 31, 2012	$101,500,000

March 31, 2012	$108,000,000

June 30, 2012	$116,000,000

September 30, 2012	$122,000,000

December 31, 2012 and thereafter	To be reasonably determined by Bank in consultation with Borrower

6.10 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property necessary to conduct its business; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in management or (ii) permit or suffer any Change in Control. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person unless such Borrower or Subsidiary is the surviving entity, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except for Transfers of Intellectual Property permitted by Section 7.1.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8 hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, other than Permitted Distributions, or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any domestic Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on or before its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2	Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.7, 6.8, 6.9, 6.12 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days)) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided however, no Credit Extensions shall be made during any ten (10) day cure period; and (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Thousand Dollars ($200,000) or that could have a material adverse effect on Borrower’s business;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing or if Borrower is below the Asset-Based Threshold, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Reserves. Without limiting the right of Bank to cease making Advances on an Event of Default, Bank shall have the right, from time to time and upon reasonable notice to Borrower, to establish and deduct the Reserves from the amount of Advances, Letters of Credit and other financial accommodations under the lending formula(s) provided in the Agreement. In exercising its rights under this Section 9.7, Bank shall act in a commercially reasonable manner and deal with Borrowers fairly and in good faith.

9.8 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	c/o Force10 Networks, Inc.
350 Holger Way.
San Jose, CA 95134-1362
Attn: Leah Maher
Fax: (408) 571-3550
Email: lmaher@force10networks.com

If to Bank:	Silicon Valley Bank
555 Mission Street
Suite 900
San Francisco, CA 94105
Attn: Mike Meier
Fax: (415) 856-0810
Email: mmeier@svb.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12	GENERAL PROVISIONS

12.1 Termination Prior to Revolving Line Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to $250,000; provided that such fee shall be waived upon the occurrence of an Initial Public Offering with proceeds of not less than $75,000,000; and provided further that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or Affiliates of the Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties; provided that Bank shall provide Borrower corrected copies of any such documents promptly thereafter.

12.7 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identifying information or the identifying information of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12 Joint and Several Liability. Each Borrower agrees that it is jointly and severally, directly and primarily liable to Bank for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Borrower. Bank may bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any obligation on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such obligations to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

13	DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Additional Costs” has the meaning set forth in Section 3.8 hereof.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amended and Restated Series B Warrant” means that certain Amended and Restated Warrant to Purchase Stock dated as of the date hereof executed by Parent in favor of Bank

“Amended and Restated Warrants” means collectively (a) that certain Amended and Restated Warrant to Purchase Stock of Parent issued to Bank on June 26, 2009 for $150,000 in shares of Series A Preferred Stock of Parent, (b) that certain Amended and Restated Warrant to Purchase Stock of Parent issued to Bank on June 26, 2009 for 250.3704 shares of Series A Preferred Stock of Parent, (c) that certain Amended and Restated Warrant to Purchase Stock of Parent issued to Bank on June 26, 2009 for 72.7229 shares of Series A Preferred Stock of Parent, and (d) that certain Amended and Restated Warrant to Purchase Stock of Parent issued to Bank on June 26, 2009 for $350,000 in shares of Series A Preferred Stock of Parent.

“Amendment 1 to Second Loan Agreement” is that certain Amendment No. 1 to Second Amended and Restated Loan Agreement, dated June 22, 2010, between Borrower and Bank.

“Amendment 2 to Second Loan Agreement” is that certain Amendment No. 2 to Second Amended and Restated Loan Agreement, dated September 30, 2010, between Borrower and Bank.

“Asset-Based Threshold” means Liquidity of $25,000,000. Borrower is above the Asset-Based Threshold if Liquidity is greater than or equal to $25,000,000 and is below the Asset-Based Threshold if Liquidity is less than $25,000,000.

“Availability Amount” is the lesser of (i) the Revolving Line, minus the sum of (1) the then-outstanding principal balance of all Advances, (2) all amounts then outstanding under the Cash Management Services Sublimit, (3) the Foreign Exchange Sublimit, and (4) the face amount of all outstanding Letters of Credit (including all amounts then utilized under drawn but unreimbursed Letters of Credit); or (ii) the sum of the Borrowing Base plus (A) the Nonformula Amount, minus (B) the sum of (l) the then-outstanding balance of all Advances, (2) all amounts then outstanding under the Cash Management Services Sublimit, (3) the Foreign Exchange Sublimit, and (4) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is 80% of Borrower’s Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report and confirmed by a satisfactory field examination; provided however, that Bank may lower or increase the percentage of Borrower’s Eligible Accounts that factor into the Borrowing Base after performing an audit of Borrower’s Collateral; and provided further that Bank may further reduce the Borrowing Base in its good faith business judgment upon written notice to the Borrower based on adverse changes in collection experience with respect to Accounts or other issues or factors relating to Accounts or other Collateral.

“Borrowing Resolutions” are, those resolutions adopted by such Person’s board of directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“CAC” has the meaning set forth in the Recitals hereof.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing twenty-five percent (25%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Committed Availability” means, as the date of determination, an amount equal to the Revolving Line minus all outstanding Credit Extensions.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower continues a LIBOR Loan into another Interest Period.”

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrower converts a Prime Rate Loan to a LIBOR Loan or a LIBOR Loan to a Prime Rate Loan.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300425662, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is the date Bank executes this Agreement as indicated on the signature page hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.4, plus (x) in the case of Quarter End Advances only, so long as no breach or default thereunder then exists, the Fusionstorm Note, plus (y) in the case of all other Advances, so long as no breach or default thereunder then exists, amounts due under the Fusionstorm Note in the 90 day period immediately following the date of determination. Eligible Accounts shall not include:

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are Eligible Foreign Accounts, provided that the aggregate of all such Eligible Foreign Accounts shall not exceed 25% of the Borrowing Base;

(d) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(e) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(f) Accounts with credit balances over ninety (90) days from invoice date;

(g) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, (or 40% in the case of Accounts owing by Ciena Corporation, or 35% in the case of Accounts owing by AT&T/Cingular) for the amounts that exceed that percentage, unless Bank approves in writing;

(h) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended, unless Bank approves of such account in writing;

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(p) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(q) Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

“Eligible Foreign Accounts” means Accounts arising in the ordinary course of a Borrower’s business from an Account Debtor that does not have its principal place of business in the United States but are otherwise Eligible Accounts that are (a) covered by credit insurance satisfactory to Bank, less any deductible; (b) supported by letter(s) of credit acceptable to Bank; or (c) that Bank approves in writing; provided that Eligible Foreign Accounts shall include Accounts owing from Cable & Wireless, CERN, IBM, Mitsubishi (including Mitsubishi International Corp., Sanmina, Tata Communications, Telcel, and Tellabs.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Final Payment Fee” is (a), with respect to the Term Loan D, $150,000, and (b), with respect to the Term Loan E, $150,000.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“Fusionstorm Note” is that certain Promissory Note dated September 17, 2010 in the original principal amount of $5,000,000 issued to Parent by fusionstorm.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Copyright rights, Copyright applications, Copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any Patents, Trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrowers and their Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means, with respect to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan and, with respect to Prime Rate Loans, the last day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Loan is converted into a LIBOR Loan to the extent of the amount converted to a LIBOR Loan.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date of such LIBOR Loan, or on the conversion/continuation date on which the LIBOR Loan is converted into or continued as a LIBOR Loan, and ending on the date that is 1, 2 or 3 months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Loan shall end later than the Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Loan.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Loan to be made, continued as or converted into a LIBOR Loan, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.0001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Loan.

“LIBOR Loan” means a Loan that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Loan comprising part of the same Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” means the sum of (a) Borrower’s unrestricted cash and Cash Equivalents held in accounts with Bank or Bank’s affiliates, plus (b) the lesser of (i) the Revolving Line and (ii) the Borrowing Base, minus (c) the sum of (i) the then-outstanding principal balance of all Advances other than Nonformula Advances, (ii) all amounts then outstanding under the Cash Management Services Sublimit, (iii) the Foreign Exchange Sublimit, and (iv) the face amount of all outstanding Letters of Credit (including all amounts then utilized under drawn but unreimbursed Letters of Credit).

“Loan” means a borrowing (or borrowings) under Term Loan D or Term Loan E.

“Loan Documents” are, collectively, this Agreement, the Amended and Restated Warrants, the Series B Warrants, the Warrant, the Perfection Certificates, any note, or notes, pledge or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Subsidiary” means any foreign Subsidiary having at any time on a stand-alone basis assets in excess of 10% of Parent’s consolidated assets, or 25% Parent’s consolidated assets when taken together with all Subsidiaries, or revenues in excess of 10% of Parent’s consolidated gross revenues, or 25% of Parent’s consolidated gross revenues when taken together with all Subsidiaries.

“Maturity Date” means with respect to the Revolving Line, the Term Loan B, the Term Loan C, the Term Loan D, the Term Loan E, the Revolving Line Maturity Date, the Term Loan B Maturity Date, the Term Loan C Maturity Date, the Term Loan D Maturity Date, and the Term Loan E Maturity Date, respectively.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Net Cash” means the sum of (i) unrestricted cash and cash equivalents held in accounts with Bank or Bank’s affiliates, minus (ii) the aggregate amount outstanding under any Credit Extension provided by Bank.

“Nonformula Advances” is defined in Section 2.1.1(a.).

“Nonformula Amount” means Ten Million Dollars ($10,000,000).

“Non-GAAP Net Income Plus Depreciation” shall mean, for any period, (x) the sum of (a) Net Income, plus (b) non-cash stock compensation expense, plus (c) restructuring costs (to the extent such restructuring costs do not exceed an aggregate amount equal to $4,000,000 in fiscal year 2010 (of which amount $1,800,000 has been incurred before March 31, 2010), $1,500,000 in fiscal year 2011 and $500,000 in fiscal year 2012), plus (d) amortization expense of General Intangibles, plus (e) purchase accounting Inventory adjustments, plus (f) changes in fair value of warrant liability, plus (g) expenses related to in-process R&D, plus (h) other non-cash expense items reducing Net Income, plus (i) depreciation expense, minus (y) non-cash gains.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.5(b), substantially in the form of Exhibit D, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.6, substantially in the form of Exhibit E, with appropriate insertions.

“Obligations” are any Credit Party’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts any Credit Party owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Credit Party assigned to Bank, and the performance of any Credit Party’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” are:

(a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed $500,000 in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

(b) distributions or dividends consisting solely of Parent’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan;

(d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e) purchases of capital stock pledged as collateral for loans to employees;

(f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(h) the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness in an aggregate principal amount not to exceed $500,000 secured by Permitted Liens;

(g) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower, in an aggregate principal amount not to exceed $500,000 or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(h) other Indebtedness not otherwise permitted by Section 7.4 not exceeding $250,000 in the aggregate outstanding at any time;

(i) Guarantees of real property lease obligations of subsidiaries;

(j) Indebtedness secured by Purchase Money Liens in an aggregate amount up to $3,000,000 for all such Indebtedness; and

(k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) (i) Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $500,000 in the aggregate in any fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $500,000 in the aggregate in any fiscal year; and

(k) other Investments not otherwise permitted by Section 7.7 not exceeding $500,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its

Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Purchase Money Liens securing the Indebtedness described in clause (j) of the definition of Permitted Indebtedness set forth above;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $500,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts; and

(k) other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole and not having any priority over the Lien in favor of Bank.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Prime Rate Loan” means a Loan that bears interest based at the Prime Rate.

“Purchase Money Lien” means a Lien on any item of Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment; provided that (i) such Lien attached only to that item of Equipment and (ii) the purchase-money obligation secured by such item of Equipment does not exceed one hundred percent (100%) of the purchase price of such item of Equipment.

“Quarter End Advances” means Advances made during the last nine (9) Business Days of each fiscal quarter which are repaid in full within ten (10) days after the date of Advance.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof. For purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Loans.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default; or (d) in accordance with Section 9.7.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revolving Line” is an Advance or Advances in an amount equal to Twenty Five Million Dollars ($25,000,000).

“Revolving Line Maturity Date” is June 26, 2013.

“Second Loan Agreement” has the meaning set forth in the Recitals hereof.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Series B Warrants” is (a) that certain Warrant to Purchase Stock of Parent issued to Bank on November 18, 2010 for $780,554.78 in shares of Series B Preferred Stock of Parent; and (b) the Amended and Restated Series B Warrant.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Term Loan B” is a term loan in the original principal amount of $5,000,000 advanced in a single advance on June 26, 2008.

“Term Loan B Maturity Date” is May 31, 2011.

“Term Loan B Payment” is defined in Section 2.1.5.

“Term Loan C” is a term loan in the original principal amount of $5,000,000 advanced in a single advance on June 26, 2009.

“Term Loan C Maturity Date” is June 29, 2012.

“Term Loan C Payment” is defined in Section 2.1.6.

“Term Loan D” is a term loan in the original principal amount of $5,000,000 advanced in a single advance on June 29, 2010.

“Term Loan D Maturity Date” means June 30, 2014.

“Term Loan D Payment” is defined in Section 2.1.7.

“Term Loan E” is a term loan in the original principal amount of $5,000,000 advanced in a single advance on September 30, 2010.

“Term Loan E Maturity Date” means June 30, 2014.

“Term Loan E Payment” is defined in Section 2.1.8.

“Titan1” has the meaning set forth in the Recitals hereto.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit B.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(b).

“Warrant” is that certain Warrant to Purchase Stock dated as of the date hereof executed by Parent in favor of Bank.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

FORCE10 NETWORKS, INC.,
(formerly known as Turin Networks, Inc.) a Delaware corporation

By: /s/ William Zerella
Name: William Zerella
Title: CFO

FORCE10 NETWORKS GLOBAL, INC.,
(formerly known as Titan1 Acquisition Corp.) a Delaware corporation

By: /s/ William Zerella
Name: William Zerella
Title: Treasurer

BANK:

SILICON VALLEY BANK

By: /s/ Mike Meier
Name: Mike Meier
Title: Relationship Manager
Effective Date: February 25, 2011

AMENDMENT NO. 1

TO

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of May 2, 2011, by and between FORCE10 NETWORKS, INC., a Delaware corporation (“Parent”), and FORCE10 NETWORKS GLOBAL, INC., a Delaware corporation (“Titan1”, together with Parent, collectively, jointly and severally, “Borrower”), and SILICON VALLEY BANK (“Bank”). Capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement (as defined below).

BACKGROUND

A.	Borrower and Bank entered into that certain Third Amended and Restated Loan and Security Agreement dated as of February 25, 2011 (as amended, the “Loan Agreement”), pursuant to which the Bank agreed to extend and make available to Borrower certain advances of money.

B.	Borrower desires that Bank revise certain financial covenants, increase the termination fee, and otherwise amend the Loan Agreement as set forth herein, all upon the terms and conditions in this Amendment.

C.	Subject to the representations and warranties of Borrower and upon the terms and conditions set forth in this Amendment, Bank is willing to so amend the Loan Agreement.

AGREEMENT

In consideration of the foregoing and intending to be legally bound, the parties agree as follows:

1.     AMENDMENTS TO LOAN AGREEMENT.

1.1    Section 6.9(a) (Liquidity). Section 6.9(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)    Liquidity.    At all times during each of the periods indicated in the following table, Liquidity not less than the amount indicated:

Period	Minimum Liquidity
Until June 30, 2011	$5,000,000
July 1, 2011, through July 31, 2011	$5,500,000
August 1, 2011, through August 31, 2011	$6,500,000
September 1, 2011, through September 30, 2011	$7,500,000
October 1, 2011, and thereafter	$10,000,000	”

1.2      Section 6.9(b) (Non-GAAP Net Income Plus Depreciation). Section 6.9(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b)    Non-GAAP Net Income Plus Depreciation.    (i) Measured as of the fiscal quarter ending March 31, 2011, Non-GAAP Net Income Plus Depreciation of at least ($8,500,000) and (ii) measured as of the end of each of the following fiscal quarters, trailing two quarter Non-GAAP Net Income Plus Depreciation of at least:

Quarterly Period Ended	Minimum Non-GAAP Net Income Plus Depreciation
June 30, 2011	($13,800,000)
September 30, 2011	($9,500,000)
December 31, 2012	($3,000,000)
March 31, 2012	$1,000,000
June 30, 2012	$6,500,000
September 30, 2012	$9,000,000
December 31, 2012 and thereafter	To be reasonably determined by Bank in consultation with Borrower”

1.3      Section 12.1 (Termination Prior to Revolving Line Maturity Date). Section 12.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“12.1 Termination Prior to Revolving Line Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to $500,000; provided that such fee shall be waived upon the occurrence of an Initial Public Offering with proceeds of not less than $75,000,000; and provided further that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.”

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1.4      Section 13.1 (Definition of Permitted Indebtedness). Item (j) of the definition of “Permitted Liens” is hereby amended by and restated as follows:

“(j)    Indebtedness secured by Purchase Money Liens in an aggregate amount up to $7,000,000 for all such Indebtedness; and”

1.5      Exhibit C (Compliance Certificate). Exhibit C of the Loan Agreement is hereby replaced in its entirety by Exhibit A attached to this Amendment.

2.    BORROWERS’ REPRESENTATIONS, WARRANTIES AND COVENANTS.

2.1      Each Borrower represents and warrants that:

(a)	immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Event of Default has occurred and is continuing;

(b)	Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

(c)	the certificate of incorporation, bylaws and other organizational documents of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d)	the execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of Borrower;

(e)	this Amendment has been duly executed and delivered by the Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and

(f)	as of the date hereof, it has no defenses against the obligations to pay any amounts under the Obligations. Borrower acknowledges that Bank has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Amendment and in connection with the Loan Documents.

2.2      Each Borrower understands and acknowledges that Bank is entering into this Amendment in reliance upon, and in partial consideration for, the representations, warranties and covenants in Section 2.1, and agrees that such reliance is reasonable and appropriate.

3.      LIMITATION. The amendments set forth in Sections 1 shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the

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Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein, or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

4.      EFFECTIVENESS. This Amendment shall become effective upon the satisfaction of all the following conditions precedent:

4.1      Amendment. Borrowers and Bank shall have duly executed and delivered this Amendment to Bank.

4.2      Warrant. Parent shall have duly executed and delivered to Bank an original warrant equal to $350,000 substantially in the form of the warrant attached hereto as Exhibit B, providing to Bank an exercise price equivalent to the issuance price offered during the most recently completed preferred stock financing and rights equal to those of Parent’s most preferred shareholders, including, without limitation, same anti-dilution, registration, and net cashless exercise rights.

4.3      Bank Expenses. Borrowers shall have paid all Bank Expenses incurred through the date of this Amendment.

5.      COUNTERPARTS. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment.

6.      INTEGRATION. This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

7.      GOVERNING LAW; VENUE. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. Each Borrower and Bank submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Third Amended and Restated Loan and Security Agreement to be executed as of the date first written above.

BORROWER:	FORCE10 NETWORKS, INC., a Delaware corporation

	By:	/s/ William Zerella
	Name:	William Zerella
	Title:	CFO

FORCE10 NETWORKS GLOBAL, INC., a Delaware corporation

	By:	/s/ William Zerella
	Name:	William Zerella
	Title:	Treasurer

BANK:	SILICON VALLEY BANK

	By:	/s/ Rick Freeman
	Name:	Rick Freeman
	Title:	Relationship Manager